Exhibit 10.35

PERFORMANCE-BASED RESTRICTED STOCK UNIT
AGREEMENT UNDER THE BLUEBIRD BIO, INC.
2023 INCENTIVE AWARD PLAN

Name of Grantee:
Target Number of PSUs subject to Award:
Date of Grant:

Pursuant to the bluebird bio, Inc. 2023 Incentive Award Plan (as may be amended from time to time, the “Plan”), bluebird bio, Inc. (the “Company”) hereby grants on the date set forth above (the “Date of Grant”) an award (the “Award”) of a target number (the “Target Award”) of Performance-Based Restricted Stock Units (the “PSUs”) listed above to the Grantee named above. Each PSU shall relate to one share of Common Stock, par value $0.01 per share (the “Stock”), of the Company, each as earned, vested and paid as set forth in this Performance-Based Restricted Stock Unit Agreement (the “Agreement”), subject to the terms and conditions set forth in this Agreement and the Plan.
1.    Restrictions on Transfer of Award. This Award shall be subject to the restrictions on transferability set forth in Section 10.1 of the Plan.
2.    Earning and Vesting of PSUs. The PSUs shall be eligible to become Earned PSUs (as defined in Exhibit A) and vested in accordance with the terms and conditions of Exhibit A hereto.
3.    Termination of Employment. If the Grantee’s service with the Company and its Subsidiaries terminates for any reason (including without limitation death or disability) prior to the Vesting Date (as defined in Exhibit A), any PSUs that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested PSUs.
4.    Issuance of Shares of Stock. As soon as practicable following the Vesting Date (but in no event later than two and one-half months after the end of the year in which the Vesting Date occurs), the Company shall issue to the Grantee the number of shares of Stock equal to the aggregate number of PSUs that have earned and vested pursuant to Paragraph 2 of this Agreement on such date and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares. Notwithstanding the foregoing, in the event shares of Stock cannot be issued pursuant to Section 10.8 of the Plan, such shares shall be issued pursuant to the preceding sentence as soon as administratively practicable after the Administrator determines that Shares can again be issued in accordance with such Section.
5.    Incorporation of the Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 4.1 of the Plan and the adjustment, modification and termination provisions set forth in the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.
6.    Tax Withholding. As set forth in Section 10.5 of the Plan, the Company shall have the authority and the right to deduct or withhold, or to require the Grantee to remit to the Company, an amount sufficient to satisfy all applicable federal, state and local taxes required by law to be withheld with respect to any taxable event arising in connection with this Award. By accepting this Award, the Grantee understands and agrees that the Company, on the Grantee’s behalf, shall instruct the Company’s broker, transfer agent or stock plan administrator, as applicable (the “Agent”), to (1) sell, at the then-applicable market price, that number of shares of Stock issued upon the vesting or settlement of the PSUs as necessary to satisfy any applicable statutory federal, state and local withholding obligations required with respect to any taxable event arising in connection with the PSUs and all applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto, and (2) to pay the cash proceeds of such sale(s) to the Company, with such sales to occur on or as soon as Agent determines is reasonably practicable after the date on which the applicable tax withholding obligation arises (a “Sell to Cover”). The Company shall then make a cash payment equal to the required tax withholding from the cash proceeds of such sale(s) directly to the appropriate taxing authorities. The Company shall not be obligated to deliver any shares of Stock to the Grantee or the Grantee’s legal representative unless and until the Grantee or the Grantee’s legal representative shall have paid or otherwise satisfied in full the amount of all federal, state and local taxes applicable to the taxable income of the Grantee resulting from the grant or vesting of the PSUs Units or the issuance of shares of Stock.
7.    Section 409A of the Code. This Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that this Award (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Grantee or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Award either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.
8.    No Obligation to Continue Employment. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee in employment or service and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment or service of the Grantee at any time.
9.    Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.
10.    Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the

Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with Applicable Law.
11.    Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.
12.    Conformity to Securities Laws. The Grantee acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any other Applicable Law. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the PSUs are granted, only in such a manner as to conform to Applicable Law. To the extent permitted by Applicable Law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such Applicable Law.
13.    Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Award in any material way without the prior written consent of the Grantee.
14.    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Section 1 hereof, this Agreement shall be binding upon the Grantee and his or her heirs, executors, administrators, successors and assigns.
15.    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if the Grantee is subject to Section 16 of the Exchange Act, then the Plan, the PSUs and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
[Signature page follows.]

bluebird bio, Inc.
By:
Name:
Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned, including, without limitation, the Sell to Cover. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Dated:
Grantee’s Signature

Grantee’s name and address

Signature Page to Performance-Based Restricted Stock Unit Award Agreement

EXHIBIT A

1.General. The PSUs will be eligible to be earned and vest subject to the terms and conditions of this Exhibit A based on achievement of the Company’s Total Shareholder Return (“TSR”) measured against the TSRs of the companies selected by the Compensation Committee and set forth on Exhibit B hereto, which comprise the peer group (the “Peer Group”) for purposes of this Agreement (each company in the Peer Group is referred to as a “Peer Group Member”).

2.Definitions. The terms set forth below, as used in this Exhibit A, shall have the following meanings:

a.“Median TSR of Peer Group” shall mean the median value of the series comprising the TSR of each of the Peer Group Members for the Performance Period; provided that:

i.In the event a bankruptcy proceeding is commenced during the Performance Period with respect to any Peer Group Member, or if at any time during the Performance Period a Peer Group Member is liquidated, such company shall be treated as having a TSR of negative one hundred (-100%) for the Performance Period;

ii.In the event that a merger, acquisition or business combination of a Peer Group Member by or with another Peer Group Member is consummated during the Performance Period, then the entity that survives as a result of such merger, acquisition, or business combination will be considered a Peer Group Member for the Performance Period;

iii.In the event that a merger, acquisition or business combination of a Peer Group Member by or with an entity that is not Peer Group Member is consummated during the Performance Period, and such Peer Group Member is the entity that survives as a result of such merger, acquisition, or business combination, then such Peer Group Member will continue to be considered a Peer Group Member for the Performance Period; and

iv.In the event that (a) a Peer Group Member ceases to be a publicly-traded company, or (b) a merger, acquisition or business combination of a Peer Group Member by or with an entity that is not Peer Group Member is consummated during the Performance Period, and such Peer Group Member is not the entity that survives as a result of such merger, acquisition, or business combination, then such Peer Group Member shall be removed and treated as if it had never been in the Peer Group for the Performance Period.

b.“Performance Period” shall mean the period from the Performance Period Start Date through the Performance Period End Date.

c.“Performance Period End Date” shall mean the earlier of (i) [____] and (ii) a Change in Control.

d.“Performance Period Start Date” shall mean [____].

e.“Total Shareholder Return” shall mean the change in value expressed as a percentage of a given dollar amount invested in a company’s most widely publicly traded stock over the Performance Period, taking into account both stock price appreciation (or depreciation) and the reinvestment of dividends (including the cash value of non-cash dividends) in such stock of the company. The twenty (20) trading-day average closing price of shares of Stock and the stock of the companies in the Peer Group (i.e., the average closing prices over the period of twenty (20) trading days immediately prior to the Performance Period Start Date and the average closing prices over the period of the final twenty (20) trading days ending on the Performance Period End Date) will be used to value shares of Stock and the stock of the Peer Group Member. The twenty (20) trading-day average prices will also be adjusted for dividends, assuming dividends are reinvested. Dividend reinvestment will be calculated using the closing price of a share of Stock or the stock of the applicable Peer Group Member on the ex- dividend date or, if no trades were reported on such date, the most recent preceding date for which a trade was reported. All spinoffs or share-based dividends will be assumed to be sold on the issue date and reinvested in the issuing company that same date.

3.Earning and Vesting of PSUs.

a.The number of PSUs, if any, that are earned and vested following the completion of the Performance Period based on the achievement of the Company’s TSR shall be equal to the Target Award multiplied by the “Percentage of PSUs Earned” set forth in the table below opposite the applicable Threshold, Target or Maximum level of performance based on the Company’s TSR compared to the Median TSR of the Peer Group.

The Company’s TSR Compared to the Median TSR of the Peer Group	Percentage of PSUs Earned
Below Threshold: Company TSR is more than 2500 basis points below the Median TSR of the Peer Group	0%
Threshold: Company TSR is 2500 basis points below the Median TSR of the Peer Group	50%
Target: Company TSR equals the Median TSR of the Peer Group	100%
Maximum: Company TSR is 5000 basis points or more above the Median TSR of the Peer Group	200%

If the difference between the Company TSR and the Median TSR of the Peer Group falls between Threshold and Target or between Target and Maximum, the Percentage of PSUs Earned shall be interpolated on a straight-line basis.

4.Treatment of PSUs on a Change in Control. Notwithstanding the forgoing, in the event that a Change in Control occurs before the Performance Period End Date while the Grantee is in the continuous services of the Company, upon the occurrence of the Change in Control, the Grantee shall earn and be vested a number of PSUs equal to the greater of (i) the number of PSUs determined under Section 3 of this Exhibit as if the date of the Change in Control were the last day of the Performance Period, or (ii) the number of PSUs subject to the Target Award.

5.Determination by the Compensation Committee. Not later than sixty (60) days following the completion of the Performance Period, the Compensation Committee shall determine and certify the level of achievement with respect to the Company’s TSR performance and the number of PSUs, if any, that are earned and vested in accordance with the forgoing. Any PSUs that are earned hereunder are referred to as “Earned PSUs” and the date when the Committee certifies the number of the Earned PSUs is referred to as the “Vesting Date.” Any PSUs that fail to become earned on the Vesting Date shall be immediately forfeited for no consideration as of such date. Any Earned PSUs shall be rounded down to the nearest whole number of shares of Stock and any fractional Earned PSUs shall be disregarded. All determinations under this Exhibit A shall be made by the Compensation Committee and will be final and binding on the Grantee.

EXHIBIT B

Peer Group

AlloVir
Atara Biotherapeutics
Beam Therapeutics
Coherus BioSciences
Editas Medicine
FibroGen
Fulcrum Therapeutics
G1 Therapeutics
Inovio Pharmaceuticals
Intercept Pharmaceuticals
Karyopharm Therapeutics
Marinus Pharmaceuticals
Orchard Therapeutics
Precigen
REGENXBIO
Rhythm Pharmaceuticals
Sangamo Therapeutics
Sorrento Therapeutics
Travere Therapeutics
UniQure
B-1